Exhibit 3.3

LIMITED LIABILITY COMPANY AGREEMENT,

DATED AS OF SEPTEMBER 30, 2010,

BY AND AMONG

SENSUS HEALTHCARE, LLC

AND THE MEMBERS PARTY THERETO

LIMITED LIABILITY COMPANY AGREEMENT
OF
SENSUS HEALTHCARE, LLC,

a Delaware Limited Liability Company

MEMBERSHIP INTERESTS HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY OTHER SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH RESTRICTIONS ON TRANSFERABILITY HEREIN.

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into and shall be effective as of the 30th day of September, 2010, among Sensus Healthcare, LLC (the “Company”), a limited liability company organized under the laws of the State of Delaware and the Members listed on Exhibit “A” attached hereto (each referred to individually as a “Member” and collectively as the “Members”).

ARTICLE I

ORGANIZATION AND DEFINITIONS

1.01         Organization. The Company was formed through the filing of the Certificate in the State of Delaware pursuant to applicable law. The Company shall be governed by the laws of the State of Delaware in accordance with this Agreement.

1.02         Principal Office; Registered Office; Registered Agent. The principal and registered office of the Company shall be at such location as may be determined by the Board. The registered agent of the Company will also be determined by the Board. The initial principal office shall be 18659 Ocean Mist Drive, Boca Raton, Florida 33498. The initial registered office and registered agent shall be as set forth in the Certificate and shall remain unchanged until changed by the Board.

1.03         Term. The Company will continue perpetually, unless it is terminated under this Agreement.

1.04         Certain Definitions and Agreements. As used in this Agreement, the following terms have the meanings ascribed to them in this Section 1.04 and include the plural as well as the singular number:

“Additional Members” means those Persons who become Members after the effective date of this Agreement.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person; (ii) any officer, director, manager, member or partner of such Person; or (iii) a Family Member of such Person. For this purpose “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controls,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time.

“Approved Transfers” means any Transfer or series of Transfers approved by Majority Vote of the Members.

“Board” means the Board of Managers of the Company. The Board is comprised of all of the Managers of the Company as determined pursuant to Article VI hereof.

“Book Value” of an asset means its adjusted basis for federal income tax purposes, subject to the following provisions. The initial Book Value of an asset contributed by a Member is its gross Fair Market Value as initially recorded on the Company’s books. Company assets shall be revalued (i) when and as contemplated by Regs. §1.704-1(b)(2)(iv)(e), and, (ii) if the Board determines in its discretion that a revaluation is necessary to reflect economic arrangements among Members, when and as contemplated by Regs. §1.704-1(b)(2)(iv)(f). Upon any such revaluation, Book Values shall be adjusted to equal the revalued amounts. Book Values shall be reduced for cost recovery deductions, determined pursuant to Regs. §1.704-1(b)(2)(iv)(g)(3).

“Capital Account” means the Capital Account established for each Member and maintained in accordance with the provisions of this Agreement and the Regulations.

“Capital Contribution” means the total cash and Fair Market Value of other property contributed to the equity of the Company by a Member, which shall be equal to the amount stipulated in writing by said Member and the Company, as determined by the Board in good faith. The transfer of liabilities to the Company in connection with a transfer of money or property to the Company shall reduce the net amount of the Capital Contribution by the amount of said liabilities. The amounts of the initial Capital Contributions of the Members are set forth in Exhibit “A” hereto.

“Certificate” means the Certificate of Formation filed with the State of Delaware for the purpose of evidencing the organization of the Company pursuant to the laws of the State of Delaware, as may be amended from time to time in accordance with this Agreement and applicable law.

“Code” means the Internal Revenue Code of 1986, as it may be amended, or any subsequent federal law concerning income tax as enacted in substitution for, or that corresponds with, such Code.

“Company” means Sensus Healthcare, LLC, a Delaware limited liability company.

“Consent” means the consent of a Person, given as provided in Section 6.11, to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

“Covered Person” has the meaning set forth in Section 7.02.

“Fair Market Value” means, with respect to any item, the price (in cash or other consideration) at which said item would be sold in a sales transaction between a willing buyer and a willing seller negotiating on arms’-length terms. The Fair Market Value of an item, shall be deemed for all purposes to be equal to the Fair Market Value of such item as determined by the Board.

“Family Member” of a Person means the spouse, ancestors, lineal descendants and siblings of a Person, and the spouses of the foregoing Family Members.

“Initial Members” means Joseph C. Sardano, Stephen and Vicki Cohen, Richard Golin and Kalman and Michal Fishman.

“Interest” means, as to each Member, the interest of a Member in the Company as a Member including all economic and non-economic rights, liabilities and obligations.

“Investor Members” means the Members of the Company other than the Initial Members.

“Liquidity Event” means (a) a consolidation, merger or reorganization of the Company or a sale of all the assets of or the Interests in the Company, (b) a dissolution or winding up of the Company or a sale or liquidation of all or substantially all of the Company’s assets, or (c) an initial public offering.

“Majority Vote” means the affirmative vote of Members holding a majority of the outstanding Percentage Interests entitled to vote with respect to the matter in question. Such vote may be evidenced by a written consent signed by such Members, which may be executed in counterparts.

“Managers” means those Persons appointed as Managers from time to time by the Members in accordance with Article VI hereof.

“Members” means the Persons designated in this Agreement as the members of the Company and any Persons who become members of the Company, pursuant to this Agreement.

“Notification” means a writing, containing the information required by this Agreement to be communicated to any Person.

“Percentage Interest” means, the percentage interest of a Member in the Company as set forth on Exhibit A, as may be amended from time to time in accordance with this Agreement.

“Permitted Transfer” shall mean a Transfer of Interests by a Member which is in compliance with Section 8.02 and which is made (a) after such Member’s death, to a Family Member of such Member or to a trust established solely for the benefit of such Member and/or such Member’s Family Members, or (b) while such Member is living, to a trust or entity controlled by or under common control with such Member.

“Person” means a natural person, corporation, trust, partnership, joint venture, association, limited liability company or other business or other legal entity of any kind.

“Preferred Return” means, in respect of any Member, a cumulative (non- compounded) preferred return to such Member that accrues and accumulates at a rate of eight percent (8%) per annum (calculated like interest) on the amount of Unreturned Capital of such Member calculated from the date a Capital Contribution is made. A pro rata daily share of the Preferred Return determined in accordance with the number of days in each fiscal year shall accumulate on a daily basis.

“Profit” or “Loss” means, for a period, the Company’s taxable income or loss determined under Code §703(a), including all items stated separately thereunder, with the following adjustments, to the extent not otherwise taken into account: (i) income exempt from federal income tax shall be added; (ii) expenditures described in Code §705(a)(2)(B) or treated as such pursuant to Regs. §1.704-1(b)(2)(iv) shall be deducted; (iii) in lieu of cost recovery deductions taken in computing taxable income or loss, said deductions shall be determined under Regs. §1.704-1(b)(2)(iv)(g)(3); (iv) in lieu of taxable gain or loss from an asset disposition, gain or loss shall be determined by reference to the asset’s Book Value instead of tax basis; and (v) items of income, gain, loss, or deduction allocated separately pursuant to Section 4.03 hereof shall be excluded from the computation of Profit or Loss. If the Company’s taxable income or loss for such period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profit for such period, and if negative, such amount shall be the Company’s Loss for such period.

“Pro Rata,” whether capitalized or not, means in the proportion that the item being measured for each Member bears to the total of all such items for all Members for whom a contribution, distribution, allocation or other item is due or being made, shared, or determined.

“Qualified Offer” The term Qualified Offer means a bona fide offer in writing from an independent third party who is not an Affiliate or an officer, director, employee or agent of the party to whom the offer is given. In order to qualify as a bona fide offer, an offer must disclose the identity of the principals making the offer and be accompanied by current and accurate financial statements of the offeror or other information acceptable in the discretion of the Board demonstrating the ability of the offeror to carry out its terms.

“Regulations” and “Regs.” means the Treasury Regulations of the United States Treasury Department pertaining to the Code, as amended, and any successor provisions thereto.

“Sardano” means Joseph C. Sardano.

“Super Majority Vote” means the affirmative vote of Members holding at least seventy-five percent (75%) of the outstanding Percentage Interests entitled to vote with respect to the matter in question. Such vote may be evidenced by a written consent signed by such Members, which may be executed in counterparts.

“Target Capital Balance” means, with respect to a Member, the respective net amount, positive or negative, that would be distributed to such Member or for which such Member would be liable to the Company under this Agreement, determined as if the Company were to (a) sell all of the assets of the Company for cash in an amount equal to the Book Value of such assets and (b) distribute the net proceeds of such sale, after providing for the claims of creditors, pursuant to Section 9.02 of this Agreement. In addition, the Target Capital Account Balance of a Member as determined above shall be adjusted by debiting it in an amount equal to the sum of the Member’s share of the Company’s “partnership minimum gain” (as determined according to Regulations Section 1.704-2(g)) and such Member’s “partner nonrecourse debt minimum gain” (as determined according to Regulations Section 1.704-2(i)(3)). The Target Capital Account Balance shall be calculated for each Member as of the end of each period for which an allocation of Profits or Losses is to be made.

“Tax Distribution” has the meaning given to said term in Section 5.01(b).

“Tax Matters Member” means Sardano, or such other person as may be designated by Majority Vote of the Members.

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly, to transfer, sell, pledge, hypothecate or otherwise dispose of.

“Unpaid Preferred Return” means, with respect to each Member, the aggregate Preferred Return of such Member minus the cumulative distributions paid to said Member pursuant to Section 5.01(a)(i) and Section 9.02(b)(i) of this Agreement.

“Unreturned Capital” means, with respect to each Member, the sum of all Capital Contributions made to the Company by the Member minus the cumulative distributions paid to said Member pursuant to Section 9.02(b)(ii) of this Agreement.

ARTICLE II

PURPOSES AND BUSINESS OF THE COMPANY;
RIGHTS OF THE COMPANY

2.01         Purposes of the Company. The Company has been formed for the purpose of (i) acquiring Topex, Inc., a manufacturer of a superficial radiation therapy device known as the SRT100, (ii) to manufacture, market and sell the SRT100, (iii) to design, manufacture and market related products, and (iv) to carry on any lawful purpose permitted to be carried on by limited liability companies under applicable law.

2.02         Authority of the Company. To carry out its purposes, the Company, consistent with and subject to the provisions of this Agreement and all applicable laws, is empowered and authorized to do any and all acts and things incidental to, or necessary, appropriate, proper, advisable, or convenient for, the furtherance and accomplishment of its purposes.

ARTICLE III

MEMBERS; CAPITAL CONTRIBUTIONS;
CAPITAL ACCOUNTS

3.01         Members. The name, address, fax number, Capital Contribution of each Member, and Percentage Interest of each Member, are set forth in Exhibit A hereto, amended from time to time to reflect the admission of Additional Members. Except as otherwise provided in this Agreement, the Members shall not be required to lend any funds to the Company or to make any additional Capital Contribution to the Company.

3.02         Additional Members. Additional Members may be admitted to the Company only by Majority Vote of the Board and with the Majority Vote of the Members. This Agreement shall be amended to reflect the Additional Members as parties, and Exhibit A shall be amended to set forth the information relating to said Additional Members, including the amount of their Capital Contributions and Percentage Interest issued to the Additional Members. The Members acknowledge and agree that the admission of Additional Members will reduce their proportionate rights with respect to the Company, including without limitation their Percentage Interests, and hereby Consent to the admission of Additional Members and to such reductions. The Additional Members shall be required to execute this Agreement, as so amended. The Members hereby agree and acknowledge that the Company may issue Interests in the Company to employees and consultants of the Company. The Members hereby approve an aggregate issuance of up to 2% of the Percentage Interests in the Company to one or more employees or consultants of the Company on such terms as determined by the Board, and such issuance shall only reduce the Percentage Interests of the Initial Members as set forth on Exhibit A attached hereto. Any further issuances of equity in the Company to employees or other service providers, if any, shall be on such terms as determined by the Board.

3.03         Company Capital; Representations and Warranties Regarding Contributions.

(a)          The Initial Members have made initial Capital Contributions in amounts reflected opposite each Member’s name in Exhibit A hereto (or shall make them at such times as agreed to by the Company in writing) and such amounts shall be credited to each Member’s Capital Account and shall receive the Percentage Interests reflected opposite each Initial Members’ name on Exhibit A. The Capital Contributions of the Investor Members to the Company shall be made on or before their admission as a Member in such amounts and with such Percentage Interests reflected opposite each Investor Member’s name on Exhibit A.

(b)          Except as specifically set forth in this Agreement, no Member shall be paid interest on any Capital Contribution to the Company or on such Member’s Capital Account. A Member shall not receive from the Company or out of Company property and shall have no right to withdraw and demand, and the Company shall not return to a Member, any part of its Capital Contribution or Capital Account. Distributions to the Members shall be made only as expressly provided for in this Agreement.

(c)          The Company may from time to time determine that additional capital (in addition to the Capital Contributions made pursuant to this Agreement) is required in order to achieve the purposes of the Company described above. Upon such a determination, the Board is authorized to cause the Company to offer additional Interests in the Company to investors upon such terms and conditions as are determined by the Board to be fair and reasonable. In addition, the Board may cause the Company to issue additional Interests in the Company or options and/or warrants to acquire such additional Interests to employees and/or consultants of the Company or other Persons on such terms as the Board may determine so long as such grants are within the parameters set forth in this Agreement relating to grants of additional Interests. The Board is authorized to cause the Company to take all necessary actions, including the amendment of this Agreement, to reflect the admission of Additional Members and the adjustment of the Interests held by the Members, resulting from the offering of additional Interests in the Company. No Person shall have any preemptive or similar rights regarding the issuance of additional Interests merely by reason of the Person’s status as a Member.

3.04         Capital Accounts.

(a)          A separate Capital Account shall be established, maintained and adjusted for each Member in accordance with Regs. §1.704-1(b), including subclause (2)(iv)(b) thereof Provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent therewith. If the Board determines that it is prudent to modify the manner in which Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Company may make such modifications.

(b)          In the event of a revaluation of Company assets as contemplated in the definition of “Book Value,” Capital Accounts shall be adjusted in compliance with the applicable Regulations, and the aggregate adjustment to Capital Accounts shall be classified as Profit or Loss, as applicable, and allocated among the Members in accordance with Article IV. To the extent provided for in a resolution of the Board, amounts so credited to the Capital Accounts of the Members shall constitute additional amounts to be distributed to them in a liquidation of the Company under Article IX, in such manner and priority as specified in said resolution, which shall be consistent with the economic arrangements among the Members.

(c)          In the event of a transfer of Interests in accordance with this Agreement, the proportionate attributes and Capital Account balances thereof shall be transferred to the assignee, such that amounts contributed, distributed or allocated with respect to Interests which were held by a predecessor in interest of a Member shall be taken into account for purposes of determining allocations, distributions and other attributes associated with said Interests.

3.05         Liability of Members.

(a)          Subject to Section 3.05(b), no Member shall have any personal liability whatsoever in his capacity as a Member, whether to the Company, to any of the Members, or to the creditors of the Company, for the debts, liabilities, contracts, or any other obligations of the Company, or for any losses of the Company. A Member shall be liable only to make its initial Capital Contributions as expressly provided for herein and shall not be required to lend any funds to the Company or to make any farther capital contributions to the Company or to repay to the Company, any Member, or any creditor of the Company all or any fraction of any negative amount in a Member’s Capital Account.

(b)          In accordance with applicable law, a Member of the Company may, under certain circumstances, be required to return to the Company, for the benefit of Company creditors, amounts previously distributed to such Member. It is the intent of the patties that no distribution to any Member shall be deemed a return or withdrawal of capital, and that no Member shall be obligated to pay any such amount to or for the account of the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member only and not of any other Member.

(c)          A Member shall not be personally liable for the payment or repayment of any amounts standing in the account of another Member including, but not limited to, the Capital Contributions. Any such payment or repayment, if required to be made, shall be made solely from the Company’s assets. A Member shall have no personal liability to repay to the Company any negative amount of its Capital Account.

3.06         Defaults. Each Member, by its execution hereof, hereby acknowledges and agrees that such Member’s obligation to pay any Capital Contributions at the time and in the amount described in Section 3.03(a), above, constitutes a legally enforceable obligation of such Member, and consents to the enforcement and collection of such obligation by any legal means, without the requirement of any prior accounting or other equitable procedure on the part of the Company.

3.07         Transaction Expenses. The Company shall pay and assume any reasonable and customary pre-formation expenses of the Company and the direct expenses of the Initial Members, or Affiliates thereof, in connection with the consummation of the transactions contemplated in this Agreement provided, however, that all Members shall pay and assume its own expenses in connection with the negotiation of this Agreement. The Initial Members estimate the pre-formation expenses of the Company to be less than $50,000.00 which includes legal, accounting, printing and travel expenses of the Initial Members relating to pre-formation of the Company and shall not include any Capital Contributions made by the Initial Members. The Company shall be required to obtain the approval of the Board for the payment of pre-formation expenses in excess of $50,000. In addition to the pre-formation expenses, the Members acknowledge that Sardano, in addition to his Capital Contribution, has made an advance on behalf of the Company in the amount of $100,000 (“Sardano Advance”) to fund a payment due pursuant to the Asset Purchase Agreement to acquire assets of Topex, Inc. Upon acquiring the assets of Topex, Inc. or as soon as practicable thereafter and prior to any distributions under this Agreement, the Members agree the Sardano Advance plus interest at a rate of 8% per annum from the date of the Sardano Advance shall be paid by the Company to Sardano.

ARTICLE IV

ALLOCATIONS

4.01         Determination of Profits and Losses; Preliminary Adjustments. Profits, Losses and/or component items thereof, including individual items of gross income, gain, loss, deduction or credit, shall be determined for each pe1iod pursuant to income tax accounting methods adopted by the Board for the Company consistently applied and shall be allocated among the Members in the manner provided in this Article IV. Prior to making allocations for a period, Capital Accounts shall be adjusted to reflect all contributions, distributions and other events during the period that affect Capital Account balances other than said allocations.

4.02         Allocation of Profits and Losses. The net amount of Profit or Loss for a period shall be allocated among the Members in such manner that, as of the end of such period, the Capital Account balance of each Member equals, or is as close as possible to, the Target Capital Account Balance of such Member. The allocations under this Section 4.02 shall be of the residual amounts of Profit and Loss arising during the period after giving effect to the special allocations of Section 4.03 below made for such period, which shall be made prior to allocations under this Section 4.02.

4.03         Special Allocations.

(a)          Priority. Allocations for a period under other provisions of this Agreement shall be of the residual amount of Profit or Loss or items thereof remaining after giving effect to allocations under this Section 4.03 for said period.

(b)          Chargebacks, offsets and nonrecourse deductions. The allocations set forth below shall be made to the extent applicable and in the mam1er provided for in Regulations relating thereto. Items of income and gains shall be allocated to the Members in such manner as shall cause the Company to make allocations in accordance with provisions in the Regulations relating to: “minimum gain chargebacks” under Regs. §1.704-2(f); “partner nonrecourse debt minimum gain chargebacks” under Regs. §1.704-2(i)(4); and “qualified income offsets” under Regs. §1.704-1(b)(2)(ii)(d). Partner nonrecourse deductions under Regs. §1.704-2(i) shall be allocated to the Member who bears the economic risk of loss with respect to the particular partner nonrecourse liabilities to which they relate. Nonrecourse deductions under Regs. §1.704-2(b)(1) shall be allocated to the Members Pro Rata in accordance with their Percentage Interests.

(c)          Loss Limits. Allocations of Losses or items of expense or deductions to a Member shall not exceed the maximum amount that can be allocated to the Member pursuant to the limit set forth in Regs. §1.704-1(b)(2)(ii)(d). Items in excess of said limit shall be reallocated to the other Members in accordance with Section 4.02.

(d)          Other Allocations. The Board is authorized to cause the Company to make such other allocations of Profit, Loss and items thereof as it may determine such that all of said items will be allocated among the Members in a manner which will be respected pursuant to the Regulations.

4.04         Tax Allocations.

(a)          Except as otherwise provided in this Agreement, for Federal income tax purposes, all items of Company income, gain, loss, deduction, basis, amount realized and credit, and the character and source of such items, shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss, deduction or credit are allocated to Capital Accounts in accordance with Sections 4.02 or 4.03. The Company shall maintain such books, records and accounts as are necessary to make such allocations.

(b)          The Board is authorized to make, for tax purposes only, allocations of income, gain, loss or deduction or adopt conventions as are necessary or appropriate to comply with the Regulations under Code §704(c), and in particular, in respect of a Capital Contribution of property other than cash and adjustments to the Book Value of Company assets at the times specified in the definition of Book Value. Allocations will be made under methods selected by the Board and permissible under Regs. §1.704-3 and in conformity with Regs. §§1.704-1(b)(2)(iv)(f) and 1.704-1(b)(4)(i).

4.05         Allocations in Event of Assignment; Prorations.

(a)          Subject in all cases to applicable law, if there is a Transfer of Interests in accordance with this Agreement, for purposes of allocations of Profits and Losses and distributions of cash and property, the effective date of the Transfer as to the Company will be the effective date stated in the Transfer instrument or such other date as the assignor and assignee agree, but not earlier than the date the Board receives Notification of the Transfer, or, in the case of an involuntary Transfer, the date of the operative event. Distributions of cash and property with respect to any Interests shall be made to the Person who is shown as the holder of such Interests in the Company’s books at the time of the distribution.

(b)          In the event of a change in a Member’s Percentage Interest during the course of a period, allocations to said Member of Profits, Losses and other items arising during such period shall be determined in accordance with the weighted average Percentage Interest of the Member during said period, giving equal weight to each day during such period, except that if the Regs. require another method for making such allocations in such case, or if the Board approves another method for making such allocations which is reasonable and complies with the Regs. then the allocations to such Member shall be made in accordance with such other method.

4.06         Imputed Interest. If any Member makes a loan to the Company, or the Company makes a loan to any Member, and interest in excess of the amount actually payable is imputed under Code §§7872, 483, or 1271 through 1288 or corresponding provisions of subsequent Federal income tax law, then any item of income or expense of the Company attributable to any such imputed interest shall be allocated solely to the Member who made or received the loan and shall be credited or charged to its Capital Account, and a corresponding Capital Contribution by or distribution to said Member shall be deemed to have occurred, as appropriate.

ARTICLE V

DISTRIBUTIONS

5.01         Timing and Priority of Distributions.

(a)          Generally. Except as otherwise provided in this Agreement, the Company shall distribute cash or other property at such times as may be determined by the Board, in its sole discretion, as follows:

(i)          First, to the Members, Pro Rata in accordance with their relative Unpaid Preferred Returns, until the Unpaid Preferred Return of each Member is reduced to zero;

(ii)         Then, to the Members, Pro Rata, in accordance with their relative Percentage Interests.

The Board may, but shall not be required to, cause the Company to distribute pursuant to this Section 5.01(a) an amount equal to the aggregate Unpaid Preferred Return between May 15th and July 15th of each calendar year depending upon the cash flow and profitability of the Company.

(b)          Tax Distributions. If, with respect to any fiscal year, the Company has not previously made distributions to its Members under Sections 5.01(a) in an amount at least equal to the Tax Distribution (as defined below), the Board may, to the extent of cash available for distributions as determined by the Board, make distributions under this Section 5.01(b) of amounts up to the remaining balance of the Tax Distribution. “Tax Distribution” means, with respect to each Member, an amount equal to (i) the then effective highest marginal tax rate applicable under the Code for individuals multiplied by (ii) the amount of net income (taking into account all items of deduction and loss) allocated to such Member for the immediately preceding taxable year. Distributions to any Member pursuant to this Section 5.01(b) shall be treated as an advance of, and shall reduce in the same order of priority and on a dollar-for-dollar basis until fully recovered, any subsequent distributions to which such Member is otherwise entitled under Sections 5.01(a) and 9.02(b), but no Member shall be required to repay any Tax Distribution. The calculation of the Tax Distribution shall be determined by the Board in its sole and absolute discretion.

5.02         Distributions In Kind. If the Company distributes property other than cash to its Members, the amount of such distribution shall be deemed to be equal to the Fair Market Value of the property distributed, net of any liabilities that said property may be subject to or which may be assumed by the Members in connection therewith. Said Fair Market Value shall be determined by the Board in good faith.

5.03         Payments to Tax Authorities. Notwithstanding anything to the contrary in this Agreement, the Company shall withhold such amounts as may be required pursuant to the Code (including §1446 thereof), the Regulations or any provision of any state, local or foreign law with respect to any payment, distribution or allocation of income to the Members and such withheld amow1ts shall be treated for all purposes of this Agreement as amounts distributed to the Members to which such withholdings are attributable and reduce amounts otherwise distributable to said Member as quickly as possible. The Company shall pay over to any federal, state, local or foreign government any amounts required to be so withheld in accordance with applicable law.

5.04         Limitation on Distributions to Members. The Company shall not distribute cash or property to any Member unless, after such distribution is made, the fair value of the Company’s assets exceeds its liabilities, and unless said distribution is in compliance with any loan agreements or similar documents to which the Company is subject.

ARTICLE VI

MANAGEMENT; BOARD OF MANAGERS;
MEETINGS AND CONSENTS OF THE BOARD AND MEMBERS

6.01         Management Power of Board.

(a)          The Board is hereby granted the right, power, and authority to do on behalf of the Company all things which are necessary or appropriate to manage the Company’s affairs and fulfill the purposes of the Company, including delegating their management powers to officers, employees, agents or other representatives of the Company. Any and all persons dealing with the Company shall have the right to rely upon the actions of the Board to bind the Company by its actions or signature. Only the Board has the authority to act for, and bind, the Company, except to the extent it delegates said authority to other persons in writing.

(b)          Except as expressly provided for in this Agreement, no actions of the Company require the Consent of any Members, and all Company actions that are authorized by the Board will be deemed to be valid in all respects. Actions authorized by the Board that do not require the Consent of the Members include without limitation the borrowing of money and the entering into transactions with Affiliates or other related persons of the Company or any Member on arms-length terms, as determined by the Board.

6.02         Authority of the Members. Except as specifically provided in this Agreement, no Member shall take part in the management or control of the Company’s business or affairs, and no Member shall have power to represent, act for, sign for or bind the Company. The Members hereby Consent to the exercise by the Board of the powers conferred on it by law and this Agreement.

6.03         Number of Managers; Qualifications. The number of Managers on the Board shall be five (5), unless by Majority Vote of the Members, the number of Managers is increased or decreased. Managers may but need not be Members.

6.04         Appointment of Managers; Removal; Vacancies. The Initial Members shall have the right to appoint and replace one (1) Manager, who initially shall be Joseph C. Sardano and the Investor Members shall have the right to appoint and replace one (1) Manager. The initial Manager appointment by the Investor Members shall occur no later than ninety (90) days past the final closing of the offering. Sardano shall have the light to appoint three (3) Managers (the “Independent Managers”). The initial Independent Managers shall be Samuel O’Rear, John Heinrich, and Mark Gordon Cherney. If a Manager ceases to serve as a Manager, the Member(s) which appointed said Manager shall appoint a successor Manager. A Manager shall continue to serve in such office until removed by the Member(s) that appointed such Manager or in the case of the Independent Managers until removed by Sardano or until said Manager dies or resigns.

6.05         Board Meetings. Regular meetings of the Board may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined, notices thereof need not be given. Special meetings of the Board may be held at any time or place within or without the State of Delaware whenever called by any Manager. Notice of a special meeting of the Board shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting. Said notice must specify the time and place, and information regarding telephone numbers. Notices must be sent to the addresses and fax numbers specified in the records of the Company with respect to each Manager. Members of the Board may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constih1te presence in person at such meeting.

6.06         Quorum; Vote Required for Action. At all meetings of the Board a majority of the Board shall constitute a quorum for the transaction of business. The vote of a majority of the Managers present at a meeting at which a quorum is present shall be required and shall be sufficient for approval of any action taken by the Board and shall constitute a Consent of the Board under this Agreement. The Board cannot approve any action at a meeting at which a quorum is not present.

6.07         Action by Managers by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a majority of the Board Consents thereto in writing.

6.08         Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board may elect a President, one or more Executive Vice Presidents, Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as the Board deems necessary. The initial officers of the Company shall be as follows:

Joseph C. Sardano, President;

Stephen N. Cohen, Vice President for Business Development;

Kalman Fishman, Chief Operating Officer; and

Richard Golin, Executive Vice President of Sales and Marketing.

Each such officer shall hold office until the first annual meeting of the Board after the Officer’s election, or until the Officer’s successor is elected and qualified or until the Officer’s earlier resignation or removal. Any officer may resign at any time upon written notice to the Company. The Board may remove any officer with or without cause at any time. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

6.09         Powers and Duties of Executive Officers. The officers of the Company shall have such powers and duties in the management of the Company as may be prescribed by the Board.

6.10         Meetings of Members. Any matter requiring the Consent of all or any of the Members pursuant to this Agreement may be considered at a meeting of the Members held not less than ten (l0) business days after Notification thereof shall have been given to all other Members by (i) Members owning at least fifty percent (50%) of the Percentage Interests, or (ii) any Manager. The Notification shall state the proposed action to be taken. The Company shall not be required to hold a special or annual meeting of Members. A Member may issue a proxy or power of attorney to any Person to act on its behalf at any meeting, and the actions of such Person consistently with such proxy or power of attorney shall be deemed to be the actions of said Member.

6.11         Method of Giving Consent. On any matter that is to be voted on, consented to or approved by Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.

6.12         Submissions to Members. The Board shall give all the Members Notification of any proposal or other matter required by any provision of this Agreement or by law to be submitted for the consideration and approval of the Members. Such Notification shall include any information required by the relevant provision of this Agreement or by law.

ARTICLE VII

REIMBURSEMENT AND INDEMNITY

7.01         Reimbursement of Managers. The Managers shall be entitled to be reimbursed by the Company for out-of pocket expenses incurred in their capacities as Managers in connection with the management of the Company and its business. The Managers shall not receive any salary for serving as Managers of the Company.

7.02         Indemnification of the Managers and Members by the Company. The Company shall indemnify and hold harmless the Members, the Managers and the Company’s officers and employees, and the Affiliates of each of the foregoing Persons (each of the foregoing Persons is referred to as a “Covered Person”), to the fullest extent permitted by law against losses, judgments, liabilities, expenses and amounts incurred or paid, including attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities, by the Covered Person in com1ection with any claim, action, suit or proceeding in which such Covered Person becomes involved as a party or otherwise, or with which such Covered Person shall be threatened, in connection with the conduct of the Company’s affairs. Expenses incurred by any Covered Person in connection with the preparation and presentation of a defense or response to any claims covered hereby shall be paid by the Company. The Company shall pay the amounts described herein to the Covered Person (or to the parties making claims against the Covered Person in satisfaction of said claims) within 10 days after written demand therefor is delivered to the Company by the Covered Person. Without limiting the foregoing sentence, the indemnities by the Company provided for therein shall apply with respect to all actions taken by the Managers or Members which they believe to be in the best interests of the Company in accordance with the business judgment rule, other than actions which constitute willful misconduct or gross negligence.

ARTICLE VIII

TRANSFERABILITY OF INTERESTS;
RIGHTS OF FIRST REFUSAL; DRAG-ALONG

8.01         Prohibition Against Transfers. Except for (i) Approved Transfers, (ii) Permitted Transfers, and (iii) as otherwise expressly permitted by this Article VIII, no Transfer of any Interests may be made by a Member to any Person, whether voluntarily or by operation of law, without the prior written consent of the Board. Transfers which are Approved Transfers or Permitted Transfers are not subject to the provisions of Section 8.03. Transfers which are made pursuant to or in compliance with provisions of Sections 8.03 may be consummated in accordance with said provisions even if they are not Approved Transfers or Permitted Transfers.

8.02         Certain Agreements by Transferees. No Approved Transfer, Permitted Transfer or Transfer pursuant to Section 8.03 below shall be valid or permitted, nor shall any transferee of Interests by means of any such Transfer have any rights hereunder, unless and until all of the following conditions are satisfied or waived in writing by the Board.

(a)          The transferee (if not already a Member prior to such Transfer) shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which the transferee agrees to be bound by the provisions of this Agreement and the written acceptance and adoption by the transferee of the provisions of this Agreement and the assumption by the transferee of all obligations of the transferor under this Agreement.

(b)          The transferor shall deliver to the Company the fully executed and acknowledged written instrument of assignment or other applicable document setting forth the intention of the transferor to transfer such transferor’s Interests to the transferee.

(c)          The transferor and transferee shall execute and acknowledge such other instruments as the Board may reasonably deem necessary or desirable to effect such Transfer and admission of the transferee as a Member.

(d)          If requested by the Board, counsel reasonably satisfactory to the Board shall have rendered an opinion, at the transferor’s sole cost and expense, that (i) such Transfer may be effected without registration under the Securities Act or violation of applicable state securities laws, (ii) such Transfer will not result in the termination of the Company’s tax treatment as a partnership for federal income tax purposes or the termination of the limited liability of the Members under applicable law, (iii) if there is a loan or other material contract or instrument to which the Company is a party or by which the Company or any of its properties or assets are bound or subject, such Transfer will not entitle the holder of the indebtedness secured thereby or other contractual party to accelerate the indebtedness or terminate or otherwise materially alter the terms of the agreement, and (iv) the Company will not be required to register under the Investment Company Act, as in effect at the time of rendering such opinion. Each Member acknowledges and confirms that such Member’s Interests constitute securities that have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable.

(e)          The Board (with advice of counsel) shall have determined in writing that any such Transfer will not have an adverse legal, operational, tax or securities law effect upon the Company and, without limiting the foregoing, such Transfer does not violate this Agreement and does not and will not cause the Company or the Board to violate the Securities Act, the Exchange Act, the Investment Company Act, ERISA or the laws, rules, regulation, orders and other directives of any governmental authority. and

(f)          The transferee has paid all reasonable expenses incurred by the Company (including its legal fees) in connection with the Company’s determination of the transferee’s and transferor’s compliance with the foregoing provisions, or otherwise in connection with such Transfer.

8.03         Rights of First Refusal.

(a)          Qualified Offer; Right of First Refusal. In the event that any Member receives a Qualified Offer (the “Selling Member”) to purchase Interests owned by the Selling Member (the “Offered Interests”) and the Selling Member desires to accept such Qualified Offer, the Selling Member shall promptly send a notice (an “Offer Notice”) to the Company and to the other Members (the “Remaining Members”) in the manner required by this Agreement, irrevocably offering to sell all (and not less than all) of the Offered Interests to the Company, or if not accepted by the Company, to the Remaining Members, on such terms and conditions as are contained in the Qualified Offer. The notice shall contain a true and complete copy of the Qualified Offer. The Company and the Remaining Members shall then have such rights and privileges, for the prescribed time periods, as are set forth below. Transfers which are Approved Transfers or Permitted Transfers are not subject to the provisions of this section.

(b)          Right of the Company. In the event that an Offer Notice has been sent by the Selling Member to the Company and the Remaining Members pursuant to this Agreement, for a period of 30 days after its receipt of such Offer Notice, the Company shall have the right, at its sole option, to purchase all (and not less than all) of the Offered Interests on such terms and conditions as are contained in the Qualified Offer. The exercise or non-exercise of the Company’s right to purchase all of the Offered Interests shall be determined by the Majority Vote of the Remaining Members. If the Company elects to purchase all of the Offered Interests, the Company shall send to the Selling Member and the Remaining Members written notice of such election prior to expiration of the foregoing 30-day period, which notice shall advise the Selling Member of such election, and which shall specify a closing date and time, which shall be no later than 60 days (unless more time is required by law) after the expiration of the foregoing 30-day period. The closing shall be held at the Company’s offices. If the Company’s purchase of Offered Interests requires an amendment to any governing documents of the Company or a reduction of its capital or a reappraisal of its assets and/or any other Company action, the Members, including the Selling Member, agree that they shall vote or cause a vote to be made (as Members of the Company) in favor of any such Company action as may be necessary or convenient for the taking of such action.

(c)          Right of the Remaining Members. If the Company does not exercise its right to purchase the Offered Interests within the time period specified for the exercise of said right, the Company shall immediately send the Selling Member and the Remaining Members written notice that it is not exercising its rights of first refusal hereunder, and for a period of 30 days beginning on the day after expiration of the 30-day period set forth in Section 8.03(b), the Remaining Members (Pro Rata, in proportion to the Percentage Interests in the Company owned by the Remaining Members, or, if the Remaining Members agree otherwise, in such other proportion as they shall agree upon) shall have the right, at their sole option, to purchase all (and not less than all) of the Offered Interests on such terms and conditions as are contained in the Qualified Offer. Such option may be exercised by Remaining Members by providing the Selling Member and the Company with a notice pursuant to this Agreement advising of the intent to exercise the option to purchase their Pro Rata portion of the Offered Interests within such 30-day period. If any Remaining Members fail to exercise their rights hereunder within such 30 days, the Selling Member shall promptly send a notice to the Company and to the Remaining Members which exercised their rights hereunder identifying the Remaining Members who failed to exercise said rights and advising of the number of Offered Interests not so purchased. The Remaining Member(s) which originally exercised their rights hereunder shall then have an additional 10-day period commencing on the date of receipt of the foregoing notice from the Selling Member in which to exercise an option to purchase the remaining Offered Interests in accordance with the procedures stated above. If Remaining Members elect to purchase all of the Offered Interests, the closing shall occur no later than 60 days (unless more time is required by law) after the expiration of last of the applicable periods specified in this paragraph. The closing shall be held at the Company’s offices.

8.04         Right to Proceed with Sale. If the rights of the Remaining Members provided for above in this Article VIII are not exercised within the prescribed time periods and all conditions set forth in Section 8.02 have been satisfied, the Selling Member shall have the right to accept the Qualified Offer in whole (but not in part) and to sell all of the Offered Interests, but only in strict accordance with all of the provisions of the Qualified Offer; and only if the sale is fully consummated within 120 days after the expiration of the last of said time periods. The Selling Member shall furnish such proof of the completion of the sale and the terms thereof as the Company may reasonably request. If, at the end of said 120-day period, the Selling Member has not sold the Offered Interests, all of the restrictions on and procedures relating to Transfers set forth in this Agreement shall again come into effect with respect thereto.

ARTICLE IX

DISSOLUTION; LIQUIDATION AND TERMINATION OF THE COMPANY;

9.01         Dissolution.

(a)          The Company shall be dissolved upon the Majority Vote of the Board and upon the Majority Vote of the Members to dissolve the Company following the sale, distribution to the Members, or other disposition of all or substantially all of the assets of the Company, or as required by applicable law.

(b)          Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Articles of the Company have been canceled and the business of the Company wound-up and assets of the Company distributed as provided in Section 9.02.

9.02         Liquidation.

(a)          Upon a Liquidity Event or the dissolution of the Company, the Board or a liquidating trustee, if one is appointed, shall wind up the affairs of the Company and liquidate all or any part of the assets of the Company. The Board or such liquidating trustee shall determine the time, manner and terms of any sale or other disposition of the Company’s property for the purpose of obtaining, in its opinion, fair value for such assets.

(b)          Profits and Losses arising from such sales and distributions upon liquidation shall be allocated to the Member’s Capital Accounts as provided in Article IV prior to making liquidating distributions to the Members. In settling accounts after dissolution, the assets of the Company shall first be paid out to creditors, whether by payment or by establishment of due and adequate reserves, in the order of priority as provided by law; and then to the Members as follows:

(i)          First, to the Members, Pro Rata in accordance with their relative Unpaid Preferred Returns, until the Unpaid Preferred Return of each Member is reduced to zero;

(ii)         Second, to the Members, Pro Rata in accordance with their relative Unreturned Capital, until the Unreturned Capital of all Members is reduced to zero;

(iii)         Then, to the Members, Pro Rata, in accordance with their relative Percentage Interests.

(c)          When the Board or liquidating trustee has complied with the foregoing liquidation plan, the Members shall execute, acknowledge, and cause to be filed an instrument evidencing the cancellation of the Articles of the Company.

9.03         Liquidation Following Sale of Business to Third Party. Without limiting other provisions of this Agreement, the Board by Majority Vote and with a Majority Vote of Members may sell the Company (a “Sale”). Within 30 days after consummation of a Sale, the proceeds thereof shall be distributed to the Members in accordance with the priorities set forth in Section 9.02(b).

ARTICLE X

AMENDMENTS

10.01         Amendments Generally.

(a)          Amendments to this Agreement to reflect the addition or substitution of a Member, the admission of a successor Member by the Company or the withdrawal of a Member, shall be made at the time and in the manner referred to in Article VIII.

(b)          The Board shall, within a reasonable time after the adoption of any amendment to this Agreement, make any filings or publications required or desirable to reflect such amendment, including any required filing for recordation of any certificate of the Company or other instrument or similar document of the type contemplated by this Agreement.

10.02         Adoption of Amendments.

(a)          Except as otherwise provided in Section 10.02(b), this Agreement may be amended from time-to-time only with the Consent of a Super Majority Vote of the Members.

(b)          Notwithstanding any other provision of this Agreement to the contrary, the Board has the authority to amend this Agreement without the consent of any Member if the amendment either is necessary or advisable to reflect the economic arrangement of the Members or does not have a material adverse economic effect on any Member. Each Member by executing this Agreement acknowledges and agrees that amendments to this Agreement approved by a Super Majority Vote of Members are valid and enforceable against each Member, and each Member irrevocably waives any appraisal or dissenters’ rights the Member may have under applicable law.

(c)          On the adoption of any amendment to this Agreement, the amendment shall be executed by the Board and all of the Members and, only if necessary under applicable law, be recorded in the proper records of each jurisdiction in which recordation is necessary for the Company to conduct business or to preserve the limited liability of the Members. Each Member hereby irrevocably appoints and constitutes the Board as his agent and attorney-in-fact to execute, swear to, and record any and all such amendments. The power of attorney given herewith is irrevocable, is coupled with an interest and shall survive the leaving of a Member granting it.

10.03         Amendments on Admission or Withdrawal of Members. If this Agreement shall be amended to reflect the admission or substitution of a Member, the amendment to this Agreement shall be adopted, executed and sworn to by all Members and the Person to be substituted or added and the assigning Member. Any such amendment may be executed by the Board on behalf of the Members, the substituted or added Member, and the assigning Member pursuant to the power of attorney granted in Section 10.02(c).

10.04         Amendment of Articles. In the event this Agreement shall be amended pursuant to this Article X, the Board shall amend the Articles to reflect such change if it deems such amendment to be necessary.

ARTICLE XI

RECORDS AND ACCOUNTING; REPORTS; TAX MATTERS

11.01         Records and Accounting. The books and records of the Company shall be kept on such basis of accounting, as may be determined by the Board. Financial statement of the Company shall be prepared in accordance with Generally Accepted Accounting Principles. Proper and complete records and books of account of the business of the Company, including a list of the names and addresses of all Members, shall be maintained by the Board at the Company’s principal place of business, and each Member or his duly authorized representative shall have access to them, upon reasonable notice and for a proper purpose, at all reasonable times during business hours. Any Member, or his duly authorized representatives, upon paying the costs of collection, duplication and mailing, shall be entitled for any proper purpose to a copy of the list of names and addresses and of the Members and other records or books specified in applicable law. Such information shall be used for Company purposes only. There shall be an interim closing of the books of account of the Company at such time as the Company’s taxable year ends pursuant to the Code and at such other times as the Board determines is required under this Agreement.

11.02         Tax Information. Within a reasonable period of time after the end of each calendar year, the Board will cause to be delivered to each Person who was a Member at any time during such calendar year all information necessary for the preparation of such Member’s federal income tax returns, including a statement showing each Member’s share of Profits or Losses, and the amount of any distribution made to or for the account of such Member pursuant to this Agreement.

11.03.         Designation of Tax Matters Member.

(a)          Sardano shall act as the initial Tax Matters Member of the Company, as provided in Regulations pursuant to Code §6231 (referred to therein as “tax matters partner”). Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval, including statements required to be filed with the tax returns of the Company in order to effect the election and designation of the foregoing Member as Tax Matters Member.

(b)          To the extent and in the manner provided by applicable law, the Tax Matters Member shall furnish the name, address, profits interest, and taxpayer identification number of each Member (or assignee) or each indirect member (as defined in Code §6231(a)(10)) to the IRS. The Tax Matters Member shall have the duties and authority accorded to a tax matters partner in Code §§6221 through 6234 and the Regulations thereunder in the event of an administrative or judicial proceeding relating to the adjustment of Company items required to be taken into account by a Member or indirect member for United States federal income tax purposes.

(c)          Notwithstanding any other provision of this Agreement, the Company shall indemnify and reimburse, to the fullest extent provided by law, the Tax Matters Member for all expenses, including legal and accounting fees (as such fees are incurred), claims, liabilities, losses, and damages incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Members, the payment of all such expenses to be made before any cash distributions are made to the Members. No Member shall be obligated to provide funds for such purpose.

11.03         Elections. The Board may cause the Company to make all elections required or permitted to be made by the Company under the Code and not otherwise expressly provided for in this Agreement.

ARTICLE XII

MISCELLANEOUS

12.01         Notification.

(a)          Any Notification to any Member shall be at the address of such Member set forth in Exhibit “A” hereto or such other mailing address of which such Member shall advise the Board in writing. Any Notification to the Company or the Board shall be at the principal office of the Company set forth in Section 1.02. The Board may change the location of the Company’s principal office upon notice thereof to the Members.

(b)          Any Notification shall be deemed to have been duly given if personally delivered or sent by United States mail or by facsimile transmission confirmed by letter and will be deemed given, unless earlier received (i) if sent by certified or registered mail, return receipt requested, five calendar days after being deposited in the United States mails, postage prepaid; (ii) if sent by United States Express Mail, two calendar days after being deposited in the United States mails, postage prepaid; (iii) if sent by facsimile transmission, the date sent provided confirmatory notice was sent by first-class mail, postage prepaid; and (iv) if delivered by hand, on the date of receipt.

12.02         Governing Law; Separability of Provisions. It is the intention of the parties that the internal laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and interpretation of the rights and duties of the parties. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected thereby.

12.03         Entire Agreement. This Agreement (including any exhibits and schedules attached hereto) contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The exhibits and schedules attached hereto constitute a part hereof as though set forth in full above.

12.04         Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except as provided in this Agreement. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

12.05         Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the parties.

12.06         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.07         Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Time shall be of the essence in this Agreement. For purposes of applying the Code and Regulations as provided in this Agreement only, references to the “Company” and the “Members” in this Agreement standing alone or as part of other defined terms shall be deemed to correspond to references to a “partnership” and “partners,” respectively. Nothing herein or in the tax reporting of the Company and Members shall be construed to cause any of them to be considered to be a partnership or partners of any kind pursuant to any applicable non-tax laws or doctrines.

12.08         Arm’s Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

SENSUS HEALTHCARE, LLC

By:	/s/ Joseph C. Sardano
Name:	Joe Sardano
Title:	President/CEO

EXHIBIT “A”
Sensus Healthcare LLC
as of 3/31/13	Units	%
“Preferred” Investor Members
A: Preferred (35)	12,750.01	29.320%
Warrants: ICA	2,250.00	5.174%
“Common” Members (95)
Managers: (5)
Joe Sardano	6,876.29	15.813%
Rick Golin	4,196.65	9.651%
Stephen Cohen	4,196.65	9.651%
Kal Fishman	4,196.65	9.651%
Stephen Arnold	1,500.00	3.449%
	20,966.24	48.215%
Employees: Reserved (0)	375.00	0.862%
B: Common: Sterne Agee (18)	2,385.00	5.485%
C: Common: NTB (68)	3,600.00	8.279%
Warrants: NTB*
D. Board/Medical Advisor (4)	483.75	1.112%
Referral Agent: C. Torrey	675.00	1.552%
Total	43,485.00	100.000%

*To Be Issued: Warrants to NTB (right to buy 360 units)

A. Preferred Shareholder Members
*Detailed List of Investor Members	Initial Capital Contributions	Units	Current Percentage Interest
TOTAL	$6,416,500	12,750.01	29.320%
		12,750.01	29.320%

Common Shareholder Members

B. Common Shareholder Members (Sterne Agee)

*Detailed List of Investor Members	Initial Capital Contributions	Units	Current Percentage Interest
TOTAL	$2,385,000	2,385.00	5.485%
		2,385.00	5.485%

C. Common Shareholder Members (NTB)

*Detailed List of Investor Members	Initial Capital Contributions	Units	Current Percentage Interest
TOTAL	$3,600,000	3,600.00	8.279%
		3,600.00	8.279%

D. Board Members / Medical Advisor
*Detailed List of Investor Members	Initial Capital Contributions	Units	Current Percentage Interest
TOTAL	$0	483.75	1.112%